SUBSIDIARIES OF REGISTRANT

                          Jurisdiction       % Of
                              of          Stock Owned      Other Names Under
Name of Subsidiary        Incorporation    By Parent       Which Do Business

Delta Mills Marketing, Inc.  Delaware    100% owned by    Delta Mills Sales Co.
                                        Delta Mills, Inc.    Stevcoknit
                                                            Marketing Co.